Exhibit 99.1
Healthcare Services Group
Reports Second Quarter Results

Delivers Strong Results
Reaffirms 2026 Growth Outlook

•Revenue of $470.8 million.
•Net income and diluted EPS of $22.7 million and $0.32.
•Cash flow from operations of $21.9 million; cash flow from operations, excluding the change in payroll accrual, of $27.9 million.
•Share repurchases of $20.9 million under previously announced $75.0 million, 12-month share repurchase plan.
•Reaffirms 2026 mid-single-digit growth outlook.

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) today reported results for the three months ended June 30, 2026.

CEO Commentary

Ted Wahl, Chief Executive Officer, stated, “I am pleased with our second quarter results, which underscore the strength of our business model and the continued, disciplined execution across our operations. Looking ahead, we are reaffirming our 2026 mid-single-digit growth outlook, with a focus on realizing the substantial growth opportunities in the second half of the year and beyond.”

Second Quarter Results

•Revenue was reported at $470.8 million.
◦Segment revenues and margins for Environmental and Dietary Services were reported at $213.2 million and 13.3% and $257.6 million and 7.5%, respectively.
•Cost of services was reported at $396.0 million or 84.1%.
◦The Company’s goal is to manage cost of services in the 86% range.
•SG&A was reported at $52.6 million. After adjusting for the $6.9 million increase in deferred compensation, SG&A was $45.7 million or 9.7%.
◦The Company’s goal is to manage SG&A in the 9.5% to 10.5% range, with the longer term goal of managing those costs into the 8.5% to 9.5% range.
•Other income was reported at $8.8 million. After adjusting for the $6.9 million increase in deferred compensation, other income was $1.9 million.
•Effective tax rate was reported at 26.8%.
◦The Company expects its 2026 effective tax rate to be approximately 25.0%.
•Net income and diluted EPS were reported at $22.7 million and $0.32, respectively.

Balance Sheet and Liquidity

The Company’s primary sources of liquidity are cash flow from operating activities, cash and cash equivalents, and its revolving credit facility. Cash flow from operations was reported at $21.9 million. After adjusting for the $6.0 million decrease in the payroll accrual, cash flow from operations was $27.9 million. As of the end of the second quarter, the Company had cash and marketable securities of $200.9 million and an unutilized $300.0 million credit facility.

Share Repurchases

Exhibit 99.1
In February 2026, the Company announced its plan to further accelerate the pace of its share buybacks and repurchase $75.0 million of its common stock through January 2027. In the second quarter, the Company repurchased $20.9 million of its common stock. Year-to-date, the Company has purchased $44.9 million of its common stock. The Company has 8.3 million shares remaining under its February 2026 share repurchase authorization.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, July 22, 2026, at 8:30 a.m. Eastern Time to discuss its results for the three months ended June 30, 2026. The call may be accessed via phone at 1 (833) 461-5787, Conference ID: 594377303. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

The Company will be participating in the RBC Nashville Bus Tour on August 12 in Nashville, TN. The Company will also be attending and presenting at Baird’s Global Healthcare Conference on September 15 in New York, NY. Additionally, the Company will be participating in a Non-Deal Roadshow hosted by Oppenheimer in New York, NY and Boston, MA on September 22 & 23.

About Healthcare Services Group, Inc.

Healthcare Services Group (NASDAQ: HCSG) is a leader in managing Environmental and Dietary services within the healthcare industry. With 50 years of experience, HCSG aims to provide improved operational, regulatory, and financial outcomes for its clients.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of federal securities laws, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” “intend” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry and primarily providers of long-term care; credit and collection risks associated with the healthcare industry; the impact of bank failures; our claims experience related to workers’ compensation, general liability and other insurance programs; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; the impacts of past or future cyber attacks or breaches; global events including ongoing international conflicts and increased energy prices; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2025 under “Government Regulation of Customers,” “Service Agreements and Collections,” and “Competition” and under Item 1A. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers undergoing restructurings, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results have been in the past and could in the future be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) cannot be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies. There can be no assurance that we will be successful in that regard.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement HCSG’s consolidated financial information, which are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company believes that certain non-GAAP financial measures are useful in evaluating operating performance and comparing such performance to other companies.

The Company is presenting cash flow from operations (excluding the change in payroll accrual), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA excluding items impacting comparability (“Adjusted EBITDA”). We cannot provide a reconciliation of forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.

Company Contacts:

Theodore Wahl
President and Chief Executive Officer

Vikas Singh
Executive Vice President and Chief Financial Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$470,808	$458,491	$933,574	$906,153
Operating costs and expenses:
Cost of services	396,015	455,533	782,946	835,224
Selling, general and administrative	52,585	49,163	94,582	94,129
Income (loss) from operations	22,208	(46,205)	56,046	(23,200)
Other income, net	8,795	4,317	9,498	5,206
Income (loss) before income taxes	31,003	(41,888)	65,544	(17,994)
Income tax provision (benefit)	8,307	(9,522)	16,788	(2,856)
Net income (loss)	$22,696	$(32,366)	$48,756	$(15,138)

Net income (loss) per common share
Basic	$0.33	$(0.44)	$0.70	$(0.21)
Diluted	$0.32	$(0.44)	$0.69	$(0.21)
Weighted-average common shares outstanding
Basic	68,758	73,161	69,311	73,414
Diluted	69,905	73,161	70,479	73,414

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$123,406	$125,189
Restricted cash equivalents	54	5,577
Marketable securities, at fair value	41,316	42,774
Restricted marketable securities, at fair value	36,089	30,352
Accounts receivable, net	292,794	281,303
Notes receivable — short-term, net	26,676	31,243
Other current assets	48,190	59,977
Total current assets	568,525	576,415

Property and equipment, net	29,922	27,586
Notes receivable — long-term, net	34,862	25,209
Goodwill	85,804	79,797
Other intangible assets, net	13,112	6,964
Deferred compensation funding	59,141	55,909
Other assets	29,491	22,373
Total assets	$820,857	$794,253

Accrued insurance claims — current	$22,124	$24,371
Other current liabilities	165,994	146,004
Total current liabilities	188,118	170,375

Accrued insurance claims — long-term	42,619	46,142
Deferred compensation liability — long-term	59,141	56,276
Lease liability — long-term	11,328	9,659
Other long-term liabilities	809	1,591

Stockholders' equity	518,842	510,210
Total liabilities and stockholders' equity	$820,857	$794,253

HEALTHCARE SERVICES GROUP, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of GAAP net income (loss) to EBITDA and Adjusted EBITDA	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in thousands)
GAAP net income (loss)	$22,696	$(32,366)	$48,756	$(15,138)
Income tax provision (benefit)	8,307	(9,522)	16,788	(2,856)
Interest, net	(1,758)	(1,976)	(4,013)	(4,186)
Depreciation and amortization(1)	3,520	5,001	7,326	8,879
EBITDA	$32,765	$(38,863)	$68,857	$(13,301)
Share-based compensation	2,821	2,541	5,585	6,279
Adjusted EBITDA	$35,586	$(36,322)	$74,442	$(7,022)
Adjusted EBITDA as a percentage of revenue	7.6%	(7.9)%	8.0%	(0.8)%

1.Includes right-of-use asset depreciation of $1.4 million and $3.3 million for the three and six months ended June 30, 2026, respectively, and $2.1 million and $4.2 million for the three and six months ended June 30, 2025, respectively.

Reconciliation of GAAP cash from operations to cash flow from operations (excluding the change in payroll accrual)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in thousands)
GAAP cash from operations	$21,870	$28,787	$65,600	$56,288
Change in accrued payroll(1)	6,024	(20,256)	(14,295)	(15,665)
Cash flow from operations (excluding the change in payroll accrual)	$27,894	$8,531	$51,305	$40,623

1.The accrued payroll adjustment reflects changes in accrued payroll for the three and six months ended June 30, 2026 and 2025.The Company processes payroll on set weekly and bi-weekly schedules, and the timing of payments may result in operating cash flow increases or decreases which are not indicative of the Company’s quarterly cash flow performance.